Exhibit 99.1

FOR:	AMREP Corporation

850 West Chester Pike, Suite 205

Havertown, PA 19083

CONTACT:	Adrienne M. Uleau

Vice President, Finance and Accounting

(610) 487-0907

AMREP REPORTS FISCAL 2022 RESULTS

Havertown, Pennsylvania, July 21, 2022 – AMREP Corporation (NYSE:AXR) today reported net income of $15,862,000, or $2.21 per diluted share, for its 2022 fiscal year ended April 30, 2022 compared to net income of $7,392,000, or $0.95 per diluted share, for the same period of the prior year. Revenues were $62,479,000 for fiscal 2022 and $40,069,000 for fiscal 2021. Results for 2022 included revenue of $7,107,000 from the sale to one purchaser of 1,196 acres of undeveloped land near Rio Rancho in Sandoval County, New Mexico, $8,439,000 from the sale of buildings in Albuquerque, New Mexico and Palm Coast, Florida and $6,054,000 from the sale of commercial land in Parker, Colorado, Rio Rancho, New Mexico and Albuquerque, New Mexico.

More information about the Company’s financial performance in 2022 and 2021 may be found in AMREP Corporation’s financial statements on Form 10-K which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2022	2021
Revenues	$62,479,000	$40,069,000

Net income	$15,862,000	$7,392,000

Income per share – basic	$2.21	$0.95
Income per share – diluted	$2.21	$0.95

Weighted average number of common shares outstanding – basic	7,170,000	7,743,000
Weighted average number of common shares outstanding – diluted	7,193,000	7,773,000